Exhibit FS-3

                                 AGL RESOURCES INC. AND SUBSIDIARIES
                               UNAUDITED PRO FORMA COMBINED CONDENSED
                      STATEMENT OF CONSOLIDATED INCOME FOR THE SIX MONTHS ENDED
                                           MARCH 31, 2000
                               (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                              AGL Resources        VNG         Pro Forma         Pro Forma
                                              (As reported)   (As reported)   Adjustments        Combined
                                              -------------------------------------------        ---------
Operating revenues                             $    342.4      $    156.4                        $   498.8
Cost of sales                                        85.3            82.6                            167.9
                                               ----------      ----------                        ---------
   Operating margin                                 257.1            73.8                            330.9

Other operating expenses                                                       $     0.2   A
                                                    186.1            39.1            1.9   H         227.3
                                               ----------      ----------      ---------         ---------
   Operating Income                                  71.0            34.7           (2.1)            103.6

Other income (loss)                                  19.3             0.3                             19.6

Interest expense, net                                24.6             5.1           (5.1)  A          46.9
                                                                                    22.4   A
                                                                                     0.2   G
                                                                                    (0.3)  K
Dividends on preferred stock of subsidiary           3.1              -              -                 3.1
                                               ----------      ----------      ---------         ---------

Income before income taxes                           62.6            29.9          (19.3)             73.2

Income taxes                                         22.8            12.1           (7.5) I           27.4
                                               ----------      ----------      ---------         ---------

Net income                                     $     39.8      $     17.8      $   (11.8)        $    45.8
                                               ==========      ==========      =========         =========

Earnings per common share
   Basic                                       $     0.71                                        $    0.82
                                               ==========                                        =========
   Diluted                                     $     0.71                                        $    0.82
                                               ==========                                        =========

Weighted average number of common shares outstanding
   Basic                                             56.2                                             56.2
                                               ==========                                        =========
   Diluted                                           56.2                                             56.2
                                               ==========                                        =========